Exhibit 15.4

April 25, 2023
Division of Corporation Finance U.S. Securities & Exchange Commission 100 F Street, NE Washington, D.C. 20549
Re:	Sunlands Technology Group Submission under the Item 16I(a) of Form 20-F
Attn:	Division of Corporation Finance Office of Trade & Services

VIA EDGAR

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Sunlands Technology Group (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period, the Company’s auditor, Deloitte Touche Tohmatsu Certified Public Accountants LLP (PCAOB ID No. 1113), a registered public accounting firm that the United States Public Company Accounting Oversight Board was unable to inspect or investigate completely, issued an audit report for the Company.

To the Company’s best knowledge and based on an examination of our register of members and public filings made by our shareholders, including among others, the Schedule 13G/A filed on February 3, 2023 and February 8, 2023, the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

As of March 31, 2023, Studyvip Online Education Limited, PV PLUTO LIMITED, MARBLE FAITH LIMITED, ELITE CONCEPT HOLDINGS LIMITED, SCuPt Global Limited and Affiliates of Orchid Asia own approximately 30.1%, 11.9%, 9.2%, 8.1%, 5.1% and 5.1%, respectively, of the Company’s total outstanding shares. Based on an examination of the Company’s register of members and public filings made by the Company’s shareholders, no other shareholder owns more than 5% of any class of the Company’s outstanding shares as of March 31, 2023. The above shareholders are private corporate entities incorporated in Hong Kong or British Virgin Islands.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please contact the undersigned or Li He (Tel: +852-2533-3306) and Kevin Zhang (Tel: +852-2533-3384) of Davis Polk & Wardwell LLP.

Sincerely yours,
Sunlands Technology Group
By:	/s/ Lu Lv
Name: Lu Lv
Title: Chief Financial Officer

cc:	Li He
Davis Polk & Wardwell LLP